Exhibit 21.1

Subsidiaries of Veritiv Corporation
As of December 31, 2016

Name of Subsidiary	Jurisdiction
Alco Realty, Inc.	Delaware
Graph Comm Holdings International, Inc.	California
Graph Comm International (UK Branch Office)	United Kingdom
MC xpedx, S. de R.L. de C.V.	Mexico
Oficina Central de Servicios, S. A. de C. V.	Mexico
Papelera Kif de Mexico, S. A. de C. V.	Mexico
Paper Corporation of North America	Delaware
Unisource Belgium BVBA	Belgium
Unisource Canada, Inc.	Canada
Unisource Global Solutions - Malaysia Sdn. Bhd.	Malaysia
Unisource Global Solutions - Singapore Pte. Ltd.	Singapore
Unisource International China, Inc.	Delaware
Unisource International Holdings, Inc.	Delaware
Unisource International Holdings, Inc. Chengdu Rep Office	China
Unisource International Holdings, Inc. Shanghai Rep Office	China
Unisource International Holdings, Inc. Shenzhen Rep Office	China
Unisource International Holdings Poland, Inc.	Delaware
Unisource International Holdings Poland, Inc. (Poland Branch Office)	Poland
Unisource International SA, Inc.	Delaware
Unisource Serviços Para Impressões Ltda.	Brazil
Unisource Serviços Para Impressões Ltda. (Brazil Branch Office)	Brazil
Unisource Trading (Shanghai) Co., Ltd	China
Unisource Trading (Shanghai) Co., Ltd - Shenzhen Branch	China
Veritiv Europe GmbH	Germany
Veritiv Netherlands B.V.	Netherlands
Veritiv Operating Company	Delaware
Veritiv Publishing & Print Management, Inc.	California
Veritiv Publishing & Print Management, Inc. (Mexico Branch Office)	Mexico
xpedx Holdings S.A.R.L.	Luxembourg
xpedx International Inc.	Delaware
xpedx Mexico Nominee Holdings S.A.R.L.	Luxembourg
xpedx, S.A. de C.V.	Mexico